UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 7, 2016

Date of Report

(Date of earliest event reported)

THAT MARKETING SOLUTION, INC.

 (Exact name of registrant as specified in its charter)

NEVADA	333-184795	99-0379615
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

4535 South 2300 East, Suite B

Salt Lake City, Utah  84117

 (Address of Principal Executive Offices)

(866) 731-8882

Registrant's Telephone Number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On January 7, 2016, That Marketing Solution, Inc., a Nevada corporation (the “Company”) filed with the Nevada Secretary of State a Certificate of Designation designating a series of preferred stock to be designated the “Series A Preferred Stock.”  The Series A Preferred Stock consists of one million (1,000,000) shares and the holders of such shares shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: each Series A Holder shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such Holder, and (b) 1,000.  The Series A Preferred Stock shall not have any dividend, conversion or redemption rights or any liquidation preference.  The designation of the Series A Preferred Stock and its rights and preferences was done by the Company’s Board of Directors pursuant to the authority granted to the Board under Article IV of the Company’s Amended and Restated Articles of Incorporation, as amended.

On January 7, 2016, the Company issued one million (1,000,000) shares of its Series A Preferred Stock to its CEO, Darren Lopez, in consideration of the retirement of Company debt owed to Mr. Lopez in the amount of $10,000.  The offer and sale of the Series A Preferred Stock were made in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, in reliance on Mr. Lopez’ status as an “accredited investor” as defined in Rule 501(a)(4) of Regulation D.

Item 9.01  Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit Number	Description

4	Certificate of Designation re Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THAT MARKETING SOLUTION, INC.,

a Nevada corporation

Dated:  January 13, 2016

By /s/ Darren Lopez

Darren Lopez, CEO